Exhibit 99.1

Infinite Reality Releases A.I. Feature Set Offering Customized Recommendations for Immersive Event, Entertainment, and Retail Experiences

Metaverse platform innovation company uses artificial intelligence to make online shopping and real-time watch events more intuitive and personalized for participants

LOS ANGELES and AUSTIN, Texas (March 13, 2023) - Infinite Reality (iR), the global leader in delivering immersive virtual experiences, is following its recent product suite launch with a new feature set driven by artificial intelligence (AI). The new AI-enabled capabilities in all Infinite Reality products and experiences will enable users to access real-time engagement with an avatar salesperson who can be quickly and intuitively trained on a brand's products and services and a consumer’s preferences.

Infinite Reality is working with some of the world's biggest brands, including Warner Bros. Discovery Sports, to foster immersive experiences and unique monetization opportunities in Web3-enabled showrooms and events. Moving from strength to strength, the company offers a revolutionary way for audiences to engage with their favorite athletes, retail outlets, and brands, building fan experiences that turn audiences into users.

“We’re excited to offer these capabilities not only within our core product suite, but also as a framework for independent developers who want to bring an experience to life for their customers,” said Infinite Reality’s Chief Innovation Officer, Elliott Jobe. “As we gear up for South by Southwest (SXSW), we are hearing over and over again that brands and creators want to develop their own custom experiences for more direct control and delivery. The key is to help them leverage better customer insights for personalized recommendations that can excite and motivate fans, driving more views and transactions and building more authentic relationships.”

Advice From Someone Who Knows You

In a completely immersive environment, businesses can easily track, compare, and adjust how their customers and fans react to different products, services, and experiences.

In November 2022, the company announced a suite of immersive digital technology products that redefine how people experience live events and online shopping. The groundbreaking INFINITE SKYBOX, INFINITE SHOWROOM, and INFINITE MAINSTREET are plug-and-play virtual environments that will disrupt how creators and brands engage with their audiences.

●	INFINITE SKYBOX is a revolutionary media distribution platform designed to give audiences the ultimate fan experience. The latest evolution in sports arenas and concert stadiums, INFINITE SKYBOX combines streaming content, commerce, and social features to transform passive viewing into virtual watch parties, connecting dedicated fans and communities like never before.

●	INFINITE SKYBOX allows media companies to connect directly with their audiences, attract new ones, increase engagement, and generate additional revenue streams — ultimately turning viewers into users. Companies have direct access to their customers, capturing rich data and analytics. Fully customizable, an INFINITE SKYBOX is complete with easy-to-manage re-skinning and branding tools and comes standard with multiple streaming screens, live video/audio proximity chat, an NFT gallery, ecommerce/merchandise store, and socialization areas.

For media experiences in INFINITE SKYBOX, the AI software acts as a “content ambassador,” helping curate and present options of interest to the audience across categories like concerts, sporting competitions, festivals, film premieres, awards shows, and other fan-driven events.

With a sporting event, for example, the AI allows Infinite Reality to act as a subject matter expert to answer any and all questions about the event, the players, the statistics, the competitors, and upcoming experiences.

“It’s like having your best friend introduce you to their favorite reality show or sports team,” adds Elliott Jobe. “They already know your interests and use their understanding of the sport or content to help inform what you would find exciting about it.”

Shopping Advice From Retail Experts

For ecommerce, this new AI-enabled feature set from Infinite Reality provides a white-glove personal shopping experience by shepherding customers through the shopping process and curating the smorgasbord of choices open to them. It brings the art of in-person sales assistance to online shopping via an AI avatar salesperson.

Infinite Reality is integrating artificial intelligence assistance to ecommerce through two additional new products in the near future:

●	INFINITE SHOWROOM harnesses the power of Web3 to elevate the direct-to-consumer shopping experience by eliminating some of the challenges of ecommerce like high rates of cart abandonment and product returns. Through interactive virtual storefronts with a photorealistic brick-and-mortar feel, brands create personalized shopping experiences for customers, complete with interactive product showrooms and galleries to close the deal in real time via video, audio, and/or text chat. An INFINITE SHOWROOM provides access to rich customer data, enabling deeper connections between retailers and customers to increase brand loyalty and lifetime customer value.

●	INFINITE MAINSTREET provides brands with their own virtual entertainment and shopping district where they can drive value by monetizing adjacency with other brands, influencers, and celebrities. Customers and fans enjoy unlimited ways to engage with and discover more about the brands, teams, artists, and celebrities they love in a commerce-rich environment.

For more information, contact info@theinfinitereality.com. Visit Infinite Reality at SXSW March 10-15 and discover the future of fandom.

About Infinite Reality, Inc.

Infinite Reality (iR) helps clients with audiences develop immersive experiences that convert those audiences into users. An iR powered virtual experience enables brands and creators to fully control the ways in which they commercialize their creations, distribute content, and communicate with their communities. With our deep expertise in Hollywood production, iR develops world-class products and experiences that upend traditional, passive one-way viewership of events and static online retail transactions while shaping the future of audience engagement, brand loyalty, and fan commitment. Our Services and Advisory teams manage, design, and oversee custom builds, leveraging our Technology team’s platform development expertise. Infinite Reality’s products are hardware agnostic, do not require any special equipment, and can be viewed and experienced on laptop, desktop, mobile phone, tablet, and Smart TV. iR Studios, one of the largest independent production studios in the country, works collaboratively with our expert Innovation team to develop proprietary technology for Metaverse creation and immersive experiences that includes live event virtualization and remote collaboration tools from our 150,000 sq. ft. state-of-the-art facility. Visit theinfinitereality.com.

###

Infinite Reality announced on December 12, 2022, that it has entered into a definitive business combination with Newbury Street Acquisition Corporation (Nasdaq: NBST), a special purpose acquisition company. Completion of the announced business combination remains subject to approval by shareholders of both Infinite Reality and NBST, as well as clearance by the Securities and Exchange Commission and Nasdaq stock exchange listing.

Forward-Looking Statements

This communication contains "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may generally be identified by terminology such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words or expressions that predict or indicate future events or trends that are not statements of historical matters. These statements are only predictions. NBST and Infinite Reality have based these forward-looking statements largely on their then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of NBST's and Infinite Reality's control. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with NBST's ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transactions will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions; and (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transactions. We refer you to the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NBST's Annual Report on Form 10-K for the year ended December 31, 2021, and other filings made with the SEC and that are available on the SEC's website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither NBST nor Infinite Reality can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, NBST and Infinite Reality undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an unanticipated event.

INVESTOR CONTACT: investors@theinfinitereality.com

MEDIA CONTACT:

Hope Frank, CMO, Infinite Reality

press@theinfinitereality.com